ACTION BY UNANIMOUS WRITTEN CONSENT

IN LIEU OF A

MEETING OF THE BOARD OF DIRECTORS

OF

SURNA, INC.

(A NEVADA CORPORATION)

The undersigned, being all of the members of the Board of Directors of Surna, Inc., a Nevada corporation (the “Company”), hereby take, pursuant to the authority granted by § 78.315 of the General Corporation laws of Nevada, the following actions and adopt the following resolutions by this Action by Unanimous Written Consent in Lieu of a Meeting:

Amendment to the Bylaws

BE IT HEREBY RESOLVED that Article II § 02 of the Company’s Bylaws are amended by inserting the underlined portion as follows:

The number of Directors of the Corporation shall be not less than one nor more than thirteen, as determined from time to time by action of the Shareholders or by a resolution of the entire Board of Directors (excluding any un-filled vacancies), or if the number is not fixed, the number shall be one. Each Director shall hold office until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

Dated: August 18, 2015	/s/ Tae Darnell
Tae Darnell, President

Dated: August 18, 2015	/s/ Douglas McKinnon
Douglas McKinnon, Treasurer